Exhibit 107

Calculation of Filing Fee Tables

F-3

(Form Type)

BGM GROUP LTD

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Class A Ordinary Shares, $0.00833335 par value per share	Rule 457(c)	3,137,400	(1)	$7.675	(2)	$24,079,545	0.00015310	$3,686.58

		Total Offering Amounts						$24,079,545		$3,686.58
		Total Fees Previously Paid								$-
		Total Fee Offsets								$-
		Net Fee Due								$3,686.58

(1)	Includes 3,137,400 of our Class A Ordinary Shares held by the Selling Shareholders. In the event of a stock split, stock dividend or other similar transaction involving the registrant’s Class A Ordinary Shares, in order to prevent dilution, the number of Class A Ordinary Shares registered hereby shall be automatically increased to cover the additional Class A Ordinary Shares in accordance with Rule 416(a) under the Securities Act.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Class A Ordinary Shares on October 29, 2024, as reported on the Nasdaq.